As filed with the Securities and Exchange Commission on June 12, 2006

Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METRETEK TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1169358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
303 East 17th Avenue
Suite 660
Denver, Colorado 80203
(Address, including zip code, of principal executive offices)
Metretek Technologies, Inc. 1998 Stock Incentive Plan,
as amended and restated
and
Employment Inducement Stock Options Granted Outside of a Plan
(Full title of the plan)
A. Bradley Gabbard, Executive Vice President
Metretek Technologies, Inc.
303 East 17th Avenue, Suite 660
Denver, Colorado 80203
(303) 785-8080
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Paul R. Hess, Esq.
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
(614) 462-5400
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Each Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Share	Offering Price	Registration Fee
Common Stock, $.01 par value	1,000,000 shares (1)(2)(3)	$14.90(4)	$14,900,000 (4)	$1,594.30
Common Stock, $.01 par value	140,000 shares (3)(5)(6)	$10.63 (7)	$1,488,200 (7)	$159.24
Total	1,140,000 shares		$16,388,200	$1,753.54

(1)	Additional shares issuable pursuant to the Metretek Technologies, Inc. 1998 Stock Incentive Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock and other securities that become issuable under the Metretek Technologies, Inc. 1998 Stock Incentive Plan as the result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

(3)	Includes the related Preferred Share Purchase Rights to purchase shares of Series C Preferred Stock, par value $.01 per share, of Metretek Technologies, Inc. No separate consideration will be received for the Preferred Share Purchase Rights which, prior to the occurrence of certain prescribed events, are not exercisable, are evidenced by the certificates for Common Stock and are transferable only with the Common Stock. The value, if any, of the Preferred Share Purchase Rights is reflected in the market price of the Common Stock.

(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act, upon the basis of the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on June 6, 2006.

(5)	Shares issuable upon the exercise of stock options granted by Metretek Technologies, Inc. outside of a plan as employment inducement grants.

(6)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock and other securities that become issuable under the employment inducement grants as the result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the grants.

(7)	Offering price of options that are outstanding as of the date of this Registration Statement are estimated solely for the purpose of computing the amount of the registration fee pursuant to paragraph (h)(1) of Rule 457 under the Securities Act, upon the basis of the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE
          Metretek Technologies, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register the issuance of up to an additional 1,000,000 shares of Common Stock, par value $.01 per share, of the Registrant (“Common Stock”) pursuant to the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended and restated (the “Plan”). On June 12, 1998, the Registrant filed a Registration Statement on Form S-8 (File No. 333-56697) registering the issuance of 250,000 (as adjusted for a 1-for-4 reverse split of the Common Stock effected on July 6, 1998) shares of Common Stock pursuant to Plan. On March 10, 2000, the Registrant filed a Registration Statement on Form S-8 (File No. 333-32118) registering the issuance of an additional 500,000 shares of Common Stock pursuant to the Plan. On June 11, 2001, the Registrant filed a Registration Statement on Form S-8 (File No. 333-62714) registering the issuance of an additional 1,000,000 shares of Common Stock pursuant to the Plan. On June 14, 2004, the Registrant filed a Registration Statement on Form S-8 (File No. 333-116431) registering the issuance of an additional 1,000,000 shares of Common Stock pursuant to the Plan.
          This Registration Statement on Form S-8 also covers the 140,000 shares of Common Stock that are issuable upon the exercise of inducement stock options granted prior to the date hereof to employees of the Registrant outside of the Plan or any other stock plan of the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are omitted from and not filed with or included in this Registration Statement pursuant to Rule 424 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, File No. 0-19793):
(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 22, 2006;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006;

(3)	the Registrant’s definitive Proxy Statement for its 2006 Annual Meeting of Stockholders, filed with the SEC on May 17, 2006;

(4)	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 20, 2006, February 10, 2006, February 21, 2006, February 27, 2006, March 2, 2006, March 15, 2006, March 16, 2006, March 24, 2006, March 30, 2006 and April 10, 2006, May 11, 2006, May 15, 2006, May 17, 2006, May 22, 2006, May 24, 2006 and June 1, 2006 (but, in each case, excluding information “furnished” under Item 7.01); and

(5)	the description of the Registrant’s Common Stock, including the description of the Registrant’s Preferred Share Purchase Rights, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on August 5, 2005, which incorporates by reference the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 10, 1993, which was amended in Form 8-A/A Amendment No. 5 filed with the SEC on November 30, 2001 and Form 8-A/A Amendment No. 6 filed with the SEC on May 21, 2004, and any amendments or reports filed with the SEC for the purpose of updating such descriptions.
          All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than information that is furnished to but not filed with the SEC in those documents, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Not Applicable.

Item 6. Indemnification of Directors and Officers.
          The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides for indemnification of the directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.
          As permitted by Section 145 of the DGCL, the Registrant’s Second Restated Certificate of Incorporation (“Second Restated Certificate”) permits the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact such person is or was an officer of director of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Registrant is also permitted to indemnify the same persons against expenses, including attorneys’ fees, actually and reasonably incurred by such persons in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the Registrant under the same conditions, except that no indemnification will be made in respect to any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless, and only to the extent that, the adjudicating court determines that such indemnification is proper under the circumstances. To the extent such persons are successful on the merits or otherwise in defense of any such action, suit or proceeding, such indemnification is mandatory. The Registrant may also pay the expenses incurred in any such action, suit or proceeding in advance of its final disposition, upon receipt of an appropriate undertaking by such person. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, or under any provision of the Registrant’s Second Restated Certificate, By-Laws, or under any agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions of the Registrant’s Second Restated Certificate will in any way diminish or adversely affect the rights of any person to indemnification thereunder in respect of any occurrences or matters arising before any such repeal or modification.
          The Registrant’s Amended and Restated By-Laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL.
          As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Second Restated Certificate also eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DCGL, relating to unlawful payments of dividends or unlawful stock purchases or redemptions; and (iv) for any transaction from which a director derived an improper personal benefit.
          The Registrant’s Second Restated Certificate also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The Registrant and its directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.
          The Registrant has also entered into indemnification agreements with each of its directors that require the Registrant to indemnify its directors against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.
Item 7. Exemption from Registration Claimed.
          Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Second Restated Certificate of Incorporation of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3, Registration No. 333-96369.)

4.2	Amended and Restated By-Laws of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8, Registration No. 333-62714.)

4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-18, Registration No. 33-44558).

4.4	Amended and Restated Rights Agreement, dated as of November 30, 2001, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A/A, Amendment No. 5, filed November 30, 2001.)

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of April 22, 2004, between Metretek Technologies, Inc. and ComputerShare Trust Company, Inc. (Incorporated by reference to Exhibit 1 to Registrant’s Form 8-A/A, Amendment No. 6 filed May 21, 2004).

4.6	Amendment No. 2 to Amended and Restated Rights Agreement, dated as of March 29, 2006, between Metretek Technologies, Inc. and ComputerShare Trust Company, Inc. (Incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K filed on March 30, 2006).

5.1	Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.*

10.1	Metretek Technologies, Inc. 1998 Stock Incentive Plan, amended and restated as of June 12, 2006*

10.2	Form of Incentive Stock Option Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on August 25, 2004).

10.3	Form of Non-Qualified Stock Option Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed on August 25, 2004).

10.4	Form of Restricted Stock Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K filed on August 25, 2004).

10.5	Form of Non-Qualified Stock Option Agreement between Metretek Technologies, Inc. and the optionee in connection with employment inducement grants outside of a plan*

23.1	Consent of Hein & Associates LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

*Filed herewith.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A)	Paragraphs (a)(1)(i) and (a)(1) (ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 12, 2006.

METRETEK TECHNOLOGIES, INC.

By:	/s/ W. Phillip Marcum

W. Phillip Marcum, President and Chief Executive Officer
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Phillip Marcum, A. Bradley Gabbard and Paul R. Hess, and each of them, with full power to act without the joinder of others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ W. Phillip Marcum	President, Chief Executive Officer and	June 12, 2006
W. Phillip Marcum	Director (Principal Executive Officer)

/s/ A. Bradley Gabbard	Executive Vice President, Chief Financial	June 12, 2006
A. Bradley Gabbard	Officer, Treasurer and Director (Principal
Financial Officer)

/s/ Gary J. Zuiderveen	Vice President, Principal Accounting	June 12, 2006
Gary J. Zuiderveen	Officer, Controller and Secretary
(Principal Accounting Officer)

/s/ Basil M. Briggs	Director	June 12, 2006
Basil M. Briggs

/s/ Anthony D. Pell	Director	June 12, 2006
Anthony D. Pell

/s/ Kevin P. Collins	Director	June 12, 2006
Kevin P. Collins

METRETEK TECHNOLOGIES, INC.
1998 Stock Incentive Plan
Amended and Restated as of June 12, 2006
Form S-8
EXHIBIT INDEX

Exhibit
Number	Description

4.1	Second Restated Certificate of Incorporation of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3, Registration No. 333-96369).

4.2	Amended and Restated By-Laws of Metretek Technologies, Inc. (Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8, Registration No. 333-62714).

4.3	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-18, Registration No. 33-44558).

4.4	Amended and Restated Rights Agreement, dated as of November 30, 2001, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. (Incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A/A, Amendment No. 5, filed November 30, 2001.)

4.5	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of April 22, 2004, between Metretek Technologies, Inc. and ComputerShare Trust Company, Inc. (Incorporated by reference to Exhibit 1 to Registrant’s Form 8-A/A, Amendment No. 6 filed May 21, 2004).

4.6	Amendment No. 2 to Amended and Restated Rights Agreement, dated as of March 29, 2006, between Metretek Technologies, Inc. and ComputerShare Trust Company, Inc. (Incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K filed on March 30, 2006).

5.1	Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.*

10.1	Metretek Technologies, Inc. 1998 Stock Incentive Plan, amended and restated as of June 12, 2006*

10.2	Form of Incentive Stock Option Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on August 25, 2004).

10.3	Form of Non-Qualified Stock Option Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed on August 25, 2004).

10.4	Form of Restricted Stock Agreement by Metretek Technologies, Inc. and the grantee under the Metretek Technologies, Inc. 1998 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K filed on August 25, 2004).

10.5	Form of Non-Qualified Stock Option Agreement between Metretek Technologies, Inc. and the optionee in connection with employment inducement grants outside of a plan*

23.1	Consent of Hein & Associates LLP.*

23.2	Consent of Deloitte & Touche LLP.*

23.3	Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

*Filed herewith.